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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                             BIOPSYS MEDICAL, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   090651100
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------                                  ---------------------
  CUSIP NO. 090651100          SCHEDULE 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      FRED BURBANK

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            614,600 SHARES OF COMMON STOCK

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             614,600 SHARES OF COMMON STOCK

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      614,600 SHARES OF COMMON STOCK

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.26% OF TOTAL SHARES OUTSTANDING OF 9,815,658

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------


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CUSIP No. 090651100                                              Page 3 OF 6


ITEM 1(a) NAME OF ISSUER:

           Biopsys Medical, Inc.


ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3 Morgan
           Irvine, CA 92618


ITEM 2(a) NAME OF PERSON FILING:

           Fred Burbank


ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          30982 Steeplechase Drive
          San Juan Capistrano, CA 92675


ITEM 2(c) CITIZENSHIP:

          United States


ITEM 2(d) TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e) CUSIP NUMBER:

           090651100


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: *

          (a)  [_]  Broker or dealer registered under Section 15 of the Act

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act

          (c)  [_]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

CUSIP No. 090651100                                              Page 4 OF 6


          (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

          (g)  [_]  Parent Holding Company, in accordance with
                    (S) 240.13d-1(b)(1)(ii)(G)

          (h)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

          *         Not applicable


ITEM 4    OWNERSHIP

          If the percent of the class owned, as of December 31 of the year covered by this statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


          (a) Amount Beneficially Owned:
               614,600 SHARES OF COMMON STOCK

          (b) Percent of Class:
               6.26% OF TOTAL SHARES OUTSTANDING OF 9,815,658

          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote
                      614,600

              (ii)  Shared power to vote or to direct the vote
                      NONE

              (iii) Sole power to dispose or to direct the disposition of
                      614,600

              (iv)  shared power to dispose or to direct the disposition of
                      NONE

CUSIP No. 090651100                                              Page 5 OF 6

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

      Not Applicable


ITEM 10.  CERTIFICATION


      Not Applicable

CUSIP No. 090651100                                              Page 6 OF 6




                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 11, 1997
                                            ------------------------------------
                                            Date

                                            /s/ FRED BURBANK
                                            ------------------------------------
                                            Signature


                                            /s/ FRED BURBANK
                                            ------------------------------------
                                            Name